Exhibit 3.1

Certificate of Amendment

of

Certificate of Incorporation

of

Helios and Matheson Analytics Inc.

Under Section 242 of the Delaware General Corporation Law

Helios and Matheson Analytics Inc., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), hereby certifies as follows:

The Certificate of Incorporation of the Corporation is hereby amended as follows:

Paragraph one (1) of Article Fourth is hereby amended to add the following paragraph thereto:

Reverse Split. On July 24, 2018 at 4:01 p.m. (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be automatically reclassified as and converted into 1/250 of a fully paid and nonassessable share of Common Stock (the “New Common Stock”). No fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares of New Common Stock that would be issued in connection with the Reverse Stock Split, the Board elects to effect an issuance of shares of New Common Stock to holders of any fractional shares of New Common Stock resulting from the Reverse Stock Split such that any fractional share otherwise issuable to any such holder shall be rounded up to the next highest whole share. Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock, shall from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment.

The forgoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote of a majority of each class of outstanding stock of the corporation entitled to vote thereon.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer this 24th day July 2018.

/s/ Theodore Farnsworth
Theodore Farnsworth, Chief Executive Officer